Exhibit 21.1

Subsidiaries of

The OLB Group, Inc.

Jurisdiction of Incorporation
eVance, Inc.	Delaware
Omnisoft.io, Inc.	Delaware
CrowdPay.Us, Inc.	New York
Securus365, Inc.	Delaware